                                 EXHIBIT NO. 4

                       The Variable Annuity Contract Form

ABCD
   P.O. BOX 182008
   COLUMBUS, OHIO 43218-2008



Dear Policyowner:

PLEASE READ YOUR CONTRACT CAREFULLY

This is a legal contract between the Owner and Us.

This Contract is provided in return for:
      (1) the application, which is a part of this Contract; and
      (2) receipt of the Initial Purchase Payment.

To be sure the Owner is satisfied with this Contract, he/she has ten days toe examine it and return it for any reason. This ten day period begins when the Owner receives the contract. If the Owner returns this Contract to the Home office of the Company during this ten day period, the Company will return the Purchase Payment Value (as of the date of cancellation) without deduction for any sales charges or administration fees. (The Company reserves the right to return Contract Value where permitted by state law).

Thank you for relying on Us.

If you have any questions about your Contract or need more assistance contact your agent or our home office.

Executed for the Company on the Date of Issue.


ABCD                                           ABCDEF

             Secretary                                       President


                          READ YOUR CONTRACT CAREFULLY

PLEASE NOTE - ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

NOTICE: Details for the variable provisions Details in the contract may be found on pages 10, 14, and 15.

        INDIVIDUAL, FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY,
                                NON-PARTICIPATING

CONTENTS
                                                                         Page

Cover Page ............................................................   1

Table of Contents .....................................................   2

Data Page .............................................................   3

Definitions ...........................................................   4

General Provisions ....................................................   6

Required Distributions and Death Benefit ..............................   8

Accumulation Provisions ...............................................   9

Surrender Provisions ..................................................  12

Annuitization Provisions ..............................................  14

Annuity Payment Options ...............................................  16

Annuity Tables ........................................................  17

                                    DATA PAGE

OWNER

JOINT OWNER (if any)

ANNUITANT

BENEFICIARY

CONTINGENT BENEFICIARY (if any)

CONTRACT NUMBER

AGE AND SEX OF ANNUITANT

ISSUE DATE

INITIAL PURCHASE PAYMENT

ANNUITY COMMENCEMENT DATE


         Contract Owners may have Purchase Payments applied to the general Account of Financial Horizons Life Insurance Company or towards the purchase of shares at net asset value of the following funds:


                    FIDELITY VARIABLE INSURANCE PRODUCTS FUND
                            -Equity-Income Portfolio
                               -Overseas Portfolio

                        NATIONWIDE SEPARATE ACCOUNT TRUST
                               -Money Market Fund
                               -Total Return Fund

                         THE ONE GROUP INVESTMENT TRUST
                              Asset Allocation Fund
                              Government Bond Fund
                            Large Company Growth Fund
                            Small Company Growth Fund
                        Fidelity Equity Income Portfolio
                           Fidelity Overseas Portfolio
                             NSAT Money Market Fund
                             NSAT Total Return Fund


              FOR USE WITH FINANCIAL HORIZONS VA SEPARATE ACCOUNT 3
                     A SEPARATE INVESTMENT ACCOUNT SPECIALLY
                  ESTABLISHED FOR INVESTMENT IN THE ABOVE FUNDS

                                   DEFINITIONS

THE COMPANY                   The Company is Financial Horizons Life Insurance
                              Company.

ACCUMULATION UNIT             An accounting unit of measure used to calculate
                              the Variable Account Contract Value prior to the Annuity Commencement Date.



ANNUITANT                     The person named on the Data Page on whose life
                              this Contract is issued and who will receive annuity payments beginning within 10 working days of the Annuity commencement Date. The Annuitant, if someone other than the Owner, becomes the Owner of the Contract on the Annuity Commencement Date.
                              The Company reserves the right to reject any change of the Annuitant which has been made without the prior consent of the Company.

ANNUITY COMMENCEMENT DATE     The date on which annuity payments are scheduled
                              to commence. The Annuity Commencement Date is shown on the Data Page. This date may be changed by the Owner prior to the date annuity payments actually commence. Annuity Payments will begin no later than 10 working days after the Annuity
                              Commencement Date.

ANNUITY PAYMENT OPTION        The method for making annuity payments. The
                              Annuity Payment Option selected on the application may be changed by the Owner prior to the Annuity
                              Commencement Date.

ANNUITY UNIT                  An accounting unit of measure used to calculate
                              the value of Variable Annuity payments.

BENEFICIARY                   The Beneficiary named in the application to
                              receive certain benefits under this Contract when the Annuitant dies.

CONTINGENT BENEFICIARY        The person named in the application to be the
                              Beneficiary if the named Beneficiary is not living when the annuitant dies.

CONTRACT ANNIVERSARY          An anniversary of the Contract Issue Date as shown
                              on the Data Page.

CONTRACT OWNER (OWNER)        The Contract owner is the person who possesses all
                              rights under the Contract, including the right to designate and change any designations of the Beneficiary, Contingent Beneficiary, Annuity
                              Payment Option, and the Annuity Commencement Date.
                              The Owner is the person named in the application, unless changed. Please see "Contract Ownership" and "Joint Ownership" on pages 6 and 7.

CONTRACT VALUE                The sum of the Variable Account Contract Value and
                              the Fixed Account Contract Value.

CONTRACT YEAR                 Each year starting with either the Date of Issue
                              or a Contract Anniversary.

DATE OF ISSUE                 The Date shown as the Date of Issue on the Data
                              Page of the contract.

DISTRIBUTION                  Any payment of part or all of the Contract Value.

FIXED ACCOUNT                 All assets of the Company other than those in any
                              segregated asset account.

FIXED ANNUITY                 An annuity providing for payments which are
                              guaranteed by the Company as to dollar amount during the annuity payment period.

HOME OFFICE                   The main office of the Company located in
                              Columbus, Ohio.

JOINT OWNER                   The Joint Owner, if any, possesses an undivided
                              interest in the entire Contract in conjunction with the Owner. Please see "Contract Ownership" and "Joint Ownership" on pages 6 and 7.

NON-QUALIFIED CONTRACT        A Contract issued to fund a Non-Qualified Plan.

NON-QUALIFIED PLAN            A retirement program which does not receive
                              favorable tax treatment under the provisions of the Internal Revenue Code.

PURCHASE PAYMENT ANNIVERSARY  An anniversary of the date a purchase payment is made under the Contract.

PURCHASE PAYMENT YEAR         Any year commencing with the date a purchase
                              payment is made.

QUALIFIED CONTRACT            A Contract issued to fund a Qualified Plan.

QUALIFIED PLAN                A retirement program which receives favorable tax
                              treatment under the provisions of the Internal
                              Revenue Code.

VALUATION DATE                Each day the New York Stock Exchange and the
                              Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's mutual fund shares that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD              The period of time commencing at the close of
                              business of the New York Stock Exchange and ending at the close of business for the next succeeding
                              Valuation Date.

VARIABLE ACCOUNT              A separate investment account of the Company into
                              which Variable Account purchase payments are allocated.

VARIABLE ANNUITY              An annuity providing for payments which vary in
                              amount with the investment experience of the Variable Account.

                               GENERAL PROVISIONS

CHARGES The Company deducts charges for the maintenance and administration of the Contract. These charges are designed only to reimburse the Company for expenses incurred that relate to the maintenance and administration of the Contract. The Company will monitor these charges to ensure that they do not exceed accumulated expenses. The charges are
                              91) Contract Maintenance Charge: $30.00 on each Contract Anniversary and on any date that is not the Contract Anniversary when the Contract is surrendered for its full value, and (2) Contract Administration Charge: assessed daily through the unit value calculation, equal to an annual rate of 0.05%. The Contract Maintenance Charge may not be increased; it may, however be decreased by the Company if the circumstances under which the Contract is issued allow for lower than anticipated maintenance and administration expenses.

DEDUCTIONS FOR PREMIUM TAXES  The Company will deduct from the Contract Value the amount of any premium taxes levied by a sate or any other governmental entity. At present, premium taxes imposed by certain states range form .50% to 3.0%. The Company currently deducts from the Contract Value the applicable amount of premium taxes levied at the time the Contract is annuitized, except in those states which require such taxes to be paid when incurred.

EXPENSE RISK CHARGE           The Company will not increase charges for
                              administration of the Contract regardless of its actual expenses. For assuming this expense risk, the Company assesses and Expense Risk Charge through the daily unit value calculation which is equal to an annual rate of 0.45%.

MORTALITY RISK CHARGE         The Company assumes a "mortality risk" that
                              variable annuity payments will not be affected by the death rates of persons receiving such payments or of the general population by virtue of annuity rates incorporated in the Contract which cannot by changed. For assuming this mortality risk, the Company deducts a Mortality Risk Charge through the daily unit value calculation, which is equal to an annual rate of 0.80%.

BENEFICIARY PROVISIONS        The Beneficiary and any Contingent Beneficiary are
                              named in the application, unless changed. If the Beneficiary dies prior to the Annuitant, the Contingent Beneficiary becomes the Beneficiary.
                              Unless the Owner has provided otherwise, when there are two or more Beneficiaries, they will receive equal shares. If there is no named
                              Beneficiary or Contingent Beneficiary upon the Annuitant's death, the Owner (or the estate of the Owner, if the Annuitant is the Owner) will be deemed to be the Beneficiary. The Company may pay the commuted value of any remaining unpaid payments to the estate.

CONTRACT OWNERSHIP            The Owner has all rights under the Contract,
                              unless otherwise provided. If the purchaser names someone other than himself as Owner, the purchaser would have no rights under the Contract. The Owner is the person named in the application, unless changed. The Annuitant, if someone other than the Owner, becomes the Owner on the Annuity
                              Commencement Date. If the Owner dies, a
                              Distribution will be made in accordance with the Death of Contract Owner provision, unless the recipient of the distribution is the Owner's spouse, in which case a Distribution may be paid or the Contract may continue, depending on the election of the surviving spouse.

                              The Owner may name a new Owner at any time. Any new choice of Owner will automatically revoke any prior choice of Owner. Any request for change must be made in writing and received at the Home Office. The request for change must be a "Proper written Application". The change will become effective as of the date the written request is signed. A new choice of Owner or Contingent Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

                              A request for change in the Annuitant,
                              Beneficiary, or Contingent Beneficiary must be made by the Owner in writing on a form acceptable to the Company. Any such change is subject to approval by the Company.

JOINT OWNERSHIP               If a Joint Owner is named in the application, then
                              the Owner and Joint Owner will share an undivided interest in the entire Contract. If the Owner and Joint Owner wish to exercise Ownership rights in the Contract independently of each other, it must be so indicated in the application. Otherwise, then an Owner and Joint Owner have been named, the Company will only honor requests for changes and the exercise of their ownership rights that are made by both the Owner and Joint Owner. When a Joint Owner has been named, al references to "Owner" or "Contract Owner" throughout this Contract should be constructed to mean both the Owner and Joint Owner, unless otherwise provided.

                              Where the Contract is issued to fund a retirement plan entered into pursuant to section 408 of the Internal Revenue Code, all the terms of this Contract and the rights of the owner, Joint Owner and Annuitant may be subject to the Plan Document.

ALTERATION OR MODIFICATION    All changes to the terms of this Contract must be
                              made in writing and must be signed by the President or Secretary of the Company. No other person may change or alter any of the terms or conditions of the Contract.

ASSIGNMENT                    Unless otherwise provided, the Owner may assign
                              all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuity Commencement Date. The Company will not be bound by any assignment until written notice is received and recorded at the Home Office. The
                              Company is not responsible for the validity of any assignment. An assignment will not apply to any payment made or action take by the Company prior to the time it was recorded.

                              If this Contract is a Non-Qualified Contract, the value of any portion of the Contract which is assigned or pledged, may be treated like a cash withdrawal for federal tax purposes.

                              If this Contract is issued to fund a retirement plan pursuant to internal Revenue Code Section 408, it may not be assigned, pledged or otherwise transferred except as allowable by applicable law.

ENTIRE CONTRACT               This document is an annuity contract between the
                              Owner and the Company. This Contract, Annuity application, Data Page, and Supplementary
                              Agreement (if applicable) make up the Entire
                              Contract.

MISSTATEMENT OF AGE OR SEX    If the age or sex of the Annuitant has been
                              misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made, based on the correct information.
                              Proof of age of an Annuitant may be required at any time, on a form satisfactory to the Company.
                              When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayments will be deducted from the next payment or payments due under this Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under this Contract.

EVIDENCE OF SURVIVAL          Where any payments under this Contract depend on
                              the recipient being alive on a given date, proof that such person is living may be required by the Company.

PROTECTION OF PROCEEDS        Payments under this Contract are not assignable by
                              any Beneficiary prior to the time they are due.
                              Payments are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

REPORTS At least once each year prior to the Annuity Commencement Date, a Report showing the Contract Value will be provided to the Owner.

INCONTESTABILITY              This Contract will not be contested.

CONTRACT SETTLEMENT           The Company may require this Contract to be
                              returned to the Home Office prior to making any payments. All sums payable to or by the company under this Contract are payable at the Home
                              Office.

NUMBER AND GENDER             Unless otherwise provided, all references in this
                              Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female gender.

NON-PARTICIPATING             This Contract is non-participating. It will not
                              share in the surplus of the Company.

CONTRACT VALUE                All values equal or exceed those required under
                              state law.

                    REQUIRED DISTRIBUTIONS AND DEATH BENEFIT

Rules applicable for Contracts not issued in connection with a qualified plan or individual retirement account.

DEATH OF CONTRACT OWNER       If the Contract Owner (or Joint Owner): (a) has
                              named someone other than himself as Annuitant, and
                              (b) dies prior to the Annuity Commencement Date, a Distribution made in accordance with Section 72(s) of the Internal Revenue Code will be paid.

                              The recipient of the Distribution will be any surviving Joint Owner. If there is no Joint Owner, the distribution will be paid to the Annuitant. If the deceased Owner or Joint Owner is also the Annuitant, the Distribution will be paid to the Beneficiary (see "Death of Annuitant").

                              The Distribution will be paid within 5 years of the Owner's death, unless: (a) the recipient of the Distribution elects, within one year of the Owner's death, to receive the Distribution in the form of a life annuity or an annuity for a period certain not exceeding the recipient's life expectancy; or (b) the recipient of the Distribution is the Owner's spouse, in which case, the Contract may be continued by the surviving spouse as Contract Owner.

DEATH OF ANNUITANT            If the Annuitant dies prior to the Annuity
                              Commencement Date, a Death Benefit will be paid to the Beneficiary upon receipt of proof of death of the Annuitant. The death benefit will be paid as rapidly as under the Annuity Payment Option elected by the Owner and in effect at the time of the Annuitant's death.

                              If the Owner or Joint Owner is also the Annuitant, the death of such person will be treated as the death of the Annuitant. If such person dies prior to the Annuity Commencement Date, the
                                             death benefit payable to the
                                             Beneficiary will be paid in
                                             conformance with the distribution
                                             provisions set forth in the "Death
                                             of Contract Owner" section of the
                                             contract.

GENERAL DEATH BENEFIT PROVISION              The value of the Death Benefit will
                                             be determined as of the Valuation
                                             Date on or next following the date
                                             both proof of death, and an
                                             election of single sum settlement
                                             or Annuity Payment Option, are
                                             received in good order by the
                                             Company.

                                             The amount of the Death Benefit
                                             will be the greater of: (1) the sum
                                             of all purchase payments, less
                                             surrenders, or (2) the contract
                                             Value. The amount of the Death
                                             Benefit will be limited to the
                                             Contract Value if the Annuity
                                             Commencement Date is deferred
                                             beyond age 75 of the Annuitant and
                                             the Annuitant dies after attaining
                                             such age.

                                             If a single sum settlement is
                                             requested, payment will be made in
                                             accordance with any applicable laws
                                             and regulations governing the
                                             payment of Death Benefits. If an
                                             Annuity Payment Option is desired,
                                             election may be made by the
                                             Beneficiary during the 90 day
                                             period beginning of the date
                                             written notice is received by the
                                             Company. If no election has been
                                             made by the end of such 90 day
                                             period, the Death Benefit will be
                                             paid to the Beneficiary in a single
                                             sum.

                                             Contracts issued in connection with
                                             Qualified Plans or individual
                                             retirement accounts will be subject
                                             to specific rules set forth in the
                                             plan or Contract concerning
                                             distributions upon death of the
                                             Annuitant.

                             ACCUMULATION PROVISIONS

FLEXIBLE PURCHASE PAYMENTS                   This Contract is bought for: (1)
                                             the Initial Purchase Payment; and
                                             (2) purchase payments made after
                                             the first, if any. The cumulative
                                             total of all purchase payments
                                             under this and any other annuity
                                             contract(s) issued by the Company
                                             having the same Annuitant may not
                                             exceed $1,000,000 without the prior
                                             consent of the Company.

INITIAL PURCHASE PAYMENT                     The Initial Purchase Payment is due
                                             on the Date of Issue. The Initial
                                             Purchase Payment may not be less
                                             than $5,000 for Non-Qualified
                                             Contracts. However, if periodic
                                             payments are expected by the
                                             company, this Initial Purchase
                                             Payment may be satisfied by
                                             purchase payments made on an
                                             annualized basis. For Qualified
                                             Contracts issued pursuant to a
                                             retirement plan which receives
                                             favorable tax treatment under the
                                             provisions of Section 408 of the
                                             Internal Revenue Code; the minimum
                                             purchase payments $2,000. However,
                                             if periodic payment are expected by
                                             the Company, the Company will
                                             accept purchase payments which, on
                                             an annualized basis, are at least
                                             $2,000 for the first Contract Year.
                                             Purchase Payments, if any, after
                                             the first Contract Year must be at
                                             least $10 each. The Company
                                             reserves the right to reject any
                                             Purchase Payment which does not
                                             meet this minimum payment
                                             requirement.

NO DEFAULT                                   There are no penalties for failure
                                             to continue Purchase Payments.
                                             Unless surrendered for the full
                                             Contract Value, the Contract will
                                             continue in full force until the
                                             Annuity Commencement Date. This
                                             Contract will not be in default,
                                             even if no additional purchase
                                             payment are made after the first.

CHANGE IN PURCHASE PAYMENTS   The Owner is not obligated to continue Purchase
                              Payments. The Owner may: (1) increase or decrease the amount of Purchase Payments, subject to any minimum payment requirements: (2) change the frequency of purchase Payments. A change in the frequency or amount of Purchase Payments does not have to be made by written request.

ALLOCATION OF PURCHASE        The Owner elects to have the Purchase Payments
PAYMENTS                      allocated among the Fixed Account and the
                              Sub-Accounts of the Variable Account at the time of application.

CONTRACT VALUE                The Contract Value at any time will be the sum of:
                              (1) the Variable Account Contract Value; and (2) the Fixed Account Contract Value.

FIXED ACCOUNT                 The Fixed Account Contract Value at any time will
                              be: (1) the sum of all amounts credited to the Fixed Account under this Contract; plus (2)
                              interest credited to the Fixed Account; less (3) any amounts canceled or withdrawn for charges, deductions, or Surrenders.

INTEREST TO BE CREDITED       The Company will credit interest to the Fixed
                              Account Contract Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time. Such rates will be declared to the Owner in writing prior to each quarterly period. An such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than 3.0% per year.

VARIABLE ACCOUNT              The Variable Account Contract Value is the sum of
CONTRACT VALUE                the value of all Variable Account Accumulation
                              Units under this Contract. If: (1) part or all of the Variable Account Contract Value is surrendered, or (2) when charges or deductions are made against the Variable Account Contract Value then, an appropriate number of Accumulation Units will be cancelled or surrendered to equal such amount.

THE VARIABLE ACCOUNT          The Variable Account is a separate investment
                              account of the Company. It is named on the Data
                              Page. The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

INVESTMENTS OF THE            The purchase payments applied to the Variable
VARIABLE ACCOUNT              account will be invested at net asset value in one
                              or more of the mutual funds shown on the Data
                              Page.

SUB-ACCOUNTS                  The Variable Account is divided into Sub-Accounts
                              which invest in shares of mutual funds. Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Owner.

VALUATION OF ASSETS           Mutual fund shares in the variable Account will be
                              valued at their net asset value.

VARIABLE ACCOUNT              The number of Accumulation Units for each
ACCUMULATION UNITS            Sub-Account of the Variable Account is found by
                              dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase
                              Payments.

VARIABLE ACCOUNT              The value of an Accumulation Unit for each
                              Sub-Account of the Variable Account was
                              arbitrarily set at $10 when the first mutual fund shares were bought. The value for any later
                              Valuation Period is found as follows:

                              The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-

                              Account for the next following Valuation period. The result is the Accumulation Unit Value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

NET INVESTMENT FACTOR         The Net Investment Factor is an index applied to
                              measure the investment performance of a
                              Sub-Account from one Valuation Period to the next.
                              The Net Investment Factor may be greater or less than one; therefore, the value of an Accumulation
                              Unit may increase or decrease.

                              The Net Investment Factor for any Sub-Account for any Valuation period is determined by: dividing
                              (1) by (2) and subtracting (3) from the result, where:

                              1. is the net result of:

                                 a. the net asset value per share of the mutual
                                    fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

                                 b. the per share amount of any dividend or
                                    capital gain distributions made by the
                                    mutual fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus.

                                 c. a per share charge or credit for any taxes
                                    reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

                              2. is the net result of:

                                 a. the net asset value per share of the mutual
                                    fund held in the Sub-Account, determined at the end of the last prior Valuation period; plus or minus

                                 b. the per share charge or credit for any taxes
                                    reserved for the last prior Valuation
                                    Period.

                              3. is a factor representing the Mortality and
                                 Expense Risk Charge and the Administration
                                 Charge deducted from the Variable Account. Such factor is equal, on an annual basis, to 1.30% of the daily net asset value of the Variable Account.

                              For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

FIXED ACCOUNT PROVISIONS      The Fixed Account is the general account of the
                              Company. It is made up of all assets of the Company other than: (1) those in the Variable
                              Account; and (2) those in any other segregated asset account.

TRANSFER PROVISIONS           The Owner may annually transfer a portion of the
                              value of the Fixed Account to the Variable Account and a portion of the Variable Account to the Fixed
                              Account without penalty or adjustment. Transfers from the Fixed Account to the Variable Account will be determined by the Company, but will not be less than 10%, and will be declared before the termination date of the then current interest rate guarantee period. (The Company will always allow
                              10% of the Fixed Account value to be transferred to the Variable Account.) Transfers from the Fixed
                              Account must be made within 30 days after the termination date of the guaranteed period.

                              The Owner may request a transfer of up to 100% of the Contract Value from the Variable Account to the Fixed account. Such transfers must be made prior to the Annuity Commencement Date or the death of the Annuitant. No such transfers will be permitted prior to the first Contract Anniversary or within 12 months of any previous transfer. The Owner's value of each sub-account will be determined as of the day the written request for transfer is received in good order at the Home Office of the

                              Company. The Company reserves the right to restrict transfers to the Fixed account to 25% of the Contract Value, depending on market conditions at the time of transfer.

                              Transfers from the Fixed Account may not be made prior to the first Contract Anniversary or within 12 months of any prior Transfer. Transfers must also be made prior to the Annuity Commencement Date.

DISTRIBUTION PROVISIONS       The following events will give rise to a
                              Distribution:

                              1. Reaching the Annuity Commencement Date
                                 --Distribution will be made pursuant to the annuity Payment Option selected.

                              2. Death of the Annuitant prior tot he Annuity
                                 Commencement Date -- Distribution to be made in accordance with the options available under the Death of Annuitant provision of this Contract.

                              3. Death of the Contract Owner -- Distribution to
                                 be made in a manner consistent with the "Death of Contract Owner" provisions of this Contract.

                              4. Surrender -- Distribution to be made in
                                 accordance with the Surrender provisions of the Contract.

                              5. In accordance with Section 72 of the Federal
                                 Internal Revenue Code, if a non-natural person is the Owner, any change in the primary annuitant will be treated as the death of the Owner.

EXCHANGE PRIVILEGES           The Contract Owner may exchange this Contract for
                              an annuity contract which: (1) is issued by the Company; and (2) is determined by the Company to be the type and class eligible for such exchange.
                              In determining which contracts may be of the same type and class as this Contract, the Company shall apply its rules and regulations applicable thereto.

                              The Contract Owner must request an exchange: (1) in writing; and (2) at least 45 days prior to the Annuity Commencement Date. Any such exchange shall be made free from any Contingent Deferred Sales Charge provided for in this Contract.

                              SURRENDER PROVISIONS

GENERAL SURRENDER PROVISIONS  The Owner may Surrender part or all of the
                              Contract Value at any time this Contract is in force and prior to the earlier of the Annuity Commencement Date or the death of the Annuitant. For the purpose of calculating the Contingent Deferred Sales Charge, and in order to minimize the applicable Contingent Deferred Sales Charge, all amount withdrawn are deemed to be withdrawn on the first-in first-out basis i.e., all withdrawals are deemed to come from the oldest Purchase Payments first. (Note--for tax purposes, withdrawals may be treated differently.) All Surrenders will have the following conditions:

                              1. The request for Surrender must be in writing.

                              2. The Surrender Value will be paid to the Owner
                                 when proper written application and the
                                 Contract are received at the Home Office.

                              3. Payment of the Variable account Contract Value
                                 will be made within seven days of receipt of both proper written application and the Contract. Payment of the Fixed Account Contract Value may be deferred up to six months following receipt of application.

                              4. When written application and the Contract are
                                 received, the Company will Surrender a number of Variable Account Accumulation Units and an amount from the Fixed Account needed to equal:
                                 (a) the dollar
                                 amount requested; plus (b) any Contingent
                                 Deferred Sales Charge which applies; plus (c) any Contract Maintenance Charge which applies.

                              5. Unless the Owner has instructed otherwise, if a
                                 partial Surrender is requested, the Surrender will be made as follows: (a) from the Variable Account Contract Value; and (b) from the Fixed Account Contract Value. The amounts surrendered from the Fixed Account and Variable Account, will be in the same proportion that the Owner's interest in the Fixed Account and Variable Account bears to the total Contract Value.

CONTINGENT DEFERRED           If part or all of the Contract Value is
SALES CHARGE                  surrendered, a Contingent Deferred Sales Charge
                              may be applied at the time of a surrender. The
                              Contingent Deferred Sales Charge may be applied at the time of a surrender. The Contingent Deferred
                              Sales Charge will be equal to no more than 7% of the lesser of: (1) the total of all purchase payments made within 84 months prior to the date of the request for Surrender; or (2) the amount surrendered.

                              In no event will the cumulative total of all Contingent Deferred Sales Charges exceed 7% of the total purchase payments made within 84 months prior to the date of the request for Surrender.

The Contingent Deferred Sales Charge applies to purchase payments as follows:

 Years From Date Of                                       Sales Charge
  Purchase Payment                                         Percentage
  ----------------                                         ----------
          0                                                    7%
          1                                                    6%
          2                                                    5%
          3                                                    4%
          4                                                    3%
          5                                                    2%
          6                                                    1%
          7                                                    0%


                              A Contingent Deferred Sales Charge will not be assessed against any values which have been held under the Contract for at lease 84 months or any values applied to purchase an annuity.

REDUCTION OF CONTINGENT       The amount of Contingent Deferred Sales Charges on
DEFERRED SALES CHARGE         the Contracts may be reduced when sales of the
                              Contracts are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the Contracts to a group of individuals under such a program results in savings of sales expenses. The entitlement to such a reduction in Contingent Deferred Sales Charges will be determined exclusively by the Company.

SURRENDERS WITHOUT CHARGE     Once each year, starting with the second Purchase
                              Payment Year of a Purchase Payment, the Owner may
                              Surrender, without a Contingent Deferred sales
                              Charge, an amount equal to 10% of the purchase payment at the time of surrender. This free withdrawal privilege is non-cumulative and must be used in the year available.

SURRENDER VALUE               The Surrender Value is the amount that will be
                              paid if the full Contract Value is surrendered.
                              The Surrender Value at any time will be:

                              1. The Contract Value; less

                              2. Any Contingent Deferred Sales Charge which
                                 applies; less

                              3. Any Contract Maintenance Charge which applies

PARTIAL SURRENDERS            In the event of a Partial Surrender, the Company
                              will, unless instructed to the contrary, surrender
                              Accumulation Units from all Sub-Accounts in which the contract Owner has an interest and from the Fixed Account. The number of Accumulation Units surrendered from each such Sub-Account and the amount surrendered from the Fixed Account will be in the same proportion that the Contract Owner's interest in these Sub-Accounts and Fixed Account bears to the total Contract Value.

DELAY IN PAYMENT OR           The Company has the right to suspend or delay the
SURRENDER                     date of any Surrender payment from the Variable
                              Account for any period:

                              1. When the New York Stock Exchange is closed;

                              2. When trading on the New York Stock Exchange is
                                restricted;

                              3. When an emergency exists as a result of which:
                                 (a) disposal of securities held in the Variable Account is not reasonably practicable; or (b) it is not reasonable practicable to fairly determine the value of the net assets of the Variable Account;

                              4. During any other period when the Securities and
                                 Exchange Commission, by order, so permits for the protection of security holders; or

                              5. When the request for Surrender is not made in
                                 writing.

                              Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2, 3, and 4 above exist.

                              The Company further reserves the right to delay payment of a total surrender of Fixed Account Contract Value for up to six months in those states where applicable law requires the Company to reserve such right.

                            ANNUITIZATION PROVISIONS

GENERAL All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death of Contract Owner", and "Death of Annuitant".

ANNUITIZATION                 This is the process of purchasing an annuity
                              according to the option selected, during the payout phase of the Contract. As of the Annuity
                              Commencement Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for options set forth under this Contract will be determined on a basis not less favorable than the 1971 Individual Annuity Mortality Table
                              (set back one year) with minimum interest at 3.5%.
                              The purchase rates will not be less favorable than those offered by the Company at the time of Annuitization on a Single Premium Immediate
                              Annuity for the same age, sex, and Annuity Payment
                              Option. The rates shown in the Annuity Tables are calculated on this guaranteed basis. Annuitization is irrevocable once payments have begun.

ANNUITY COMMENCEMENT DATE     Such date: (1) must be the first day of a calendar
                              month; and (2) must be at least two years after the Date of Issue. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 75th birthday, unless a later date has: (1) been requested by the Contract Owner; and (2) approved by the Company. This date is selected by the Owner at the time of application. Any applicable premium taxes not already deducted will be deducted from the Contract Value at this time. The remaining
                              Contract Value will then be applied to the Annuity
                              Payment Option selected by the Owner.

CHANGE OF ANNUITY             The Owner may change the Annuity Commencement
COMMENCEMENT DATE             Date.  A change of Annuity Commencement Date must
                              be made prior to the Annuity Commencement Date and by written request. The request must be received at the Home Office prior to the new Annuity
                              Commencement Date. The date to which such a change may be made must be the first day of a calendar month.

CHANGE OF ANNUITY             The Owner may change the Annuity Payment Option
PAYMENT OPTION                prior to the Annuity Commencement Date. A change
                              of the Annuity Payment Option must be made by written request and must be received at the Home
                              Office prior to the Annuity Commencement Date.
                              After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it was received.

ANNUITY PAYMENT OPTIONS       One Annuity Payment Option or a combination of
                              Annuity Payment Options may be selected. Any
                              Annuity Payment Option not set forth in the Contract which is satisfactory to both the Company and the Annuitant may be selected.

SUPPLEMENTARY AGREEMENT       A Supplementary Agreement will be issued within 30
                              days following the Annuity Commencement Date. The
                              Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

FREQUENCY/AMOUNT OF PAYMENTS  Payments will be made based on the payment option selected and frequency selected. However, if the net amount to be applied at the Annuity Commencement Date is less than $500, the Company has the right to pay such amount in one lump sum.

                              If any payment provided for would be or becomes less than $20, the Company has the right to change the frequency of payment to an interval that will result in payments of at least $20.

FIXED ANNUITY PROVISIONS      A Fixed Annuity is an annuity with level payments
                              which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuity Commencement Date, the Contract Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity
                              Payment Option selected.

VARIABLE ANNUITY              A Variable Annuity is an annuity with payments
                              which: (1) are not pre-determined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of the Variable Account.

DETERMINATION OF FIRST        At the Annuity Commencement Date, the Variable
VARIABLE ANNUITY PAYMENT      Account Contract  Value will be applied to the
                              applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected. The Annuity Tables are based on the 1971
                              Individual Annuity Mortality Table (set back one year) with interest at 3.5%.

ANNUITY UNIT VALUE            An Annuity Unit is used to calculate the value of
                              annuity payments. The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first mutual funds were bought. The value for any later Valuation Period is found as follows:

                              1. The Annuity Unit Value for each Sub-Account for
                                 the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

                              2. The result is multiplied by an interest factor.
                                 This is done to neutralize the Assumed
                                 Investment Rate of 3.5% per year, which is built into the Annuity Table.

VARIABLE ANNUITY PAYMENTS     Variable Annuity payments after the first vary in
AFTER THE FIRST               amount. The payment amount changes with the
                              investment performance of the Sub-Accounts within the Variable Account. The dollar amount of such payments is determined as follows:

                              1. The dollar amount of the first annuity payment
                                 is divided by the value of an Annuity Unit as of the Annuity Commencement Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. This number of Annuity Units remains fixed during the annuity payment period.

                              2. The fixed number of Annuity Units is multiplied
                                 by the Annuity Unit Value for the Valuation
                                 Period for which the payment is due. This result establishes the dollar amount of the payment.

                              The Company guarantees that the dollar amount of each payment after the first will not be affected by the variations in expenses or mortality experience.

                             ANNUITY PAYMENT OPTIONS

GENERAL All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled to be made.

LIFE ANNUITY                  The amount to be paid under this option will be
                              paid during the lifetime of the Annuitant.
                              Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND LAST                The amount to be paid under this option will be
SURVIVOR ANNUITY              paid and continued during the lifetimes of the
                              Annuitant and designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH             The amount to be paid under this option will be
120 OR 240 PAYMENTS           paid during the  lifetime of the Annuitant. A
GUARANTEED                    guaranteed period of 120 or 240 months may be
                              selected. If the Annuitant dies prior to the end of this guaranteed period, the Beneficiary may choose to continue receiving payments until the end of the guaranteed period, or receive the commuted value of the remaining guaranteed payments in a lump sum. Such lump sum payment will be equal to the present value of the remaining guaranteed payments to which the Annuitant would have been entitled had he not died. Any lump sum payment will be computed as of the date on which proof of the death of the Annuitant is received at the Home Office and computed at an assumed investment rate which is equal to the rate used to determine annuity payments, according to the Annuity Tables, in effect on the Annuity
                              Commencement Date.

                                 ANNUITY TABLES
         JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED

                          ANNUITANT'S AGE LAST BIRTHDAY

                                              FEMALE AGE
                       50            55           60           65           70
                     -----         -----        -----        -----        -----
MALE AGE   50        $3.91         $4.07        $4.21        $4.34        $4.44
           55         4.00          4.20         4.41         4.59         4.76
           60         4.08          4.32         4.59         4.86         5.12
           65                       4.42         4.75         5.12         5.50

            LIFE ANNUITY MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED

                                    MALE                                                                 FEMALE
                              GUARANTEED PERIOD                                                    GUARANTEED PERIOD
 ANNUITANT'S                                                          ANNUITANT'S
 ATTAINED AGE                   120           240                     ATTAINED AGE                   120           240
LAST BIRTHDAY    NONE          MONTHS        MONTHS                  LAST BIRTHDAY   NONE           MONTHS        MONTHS
       40       $3.99          $3.98         $3.91                          40       $3.99          $3.98         $3.91
       41        4.05           4.03          3.95                          41        3.77           3.76          3.73
       42        4.11           4.08          4.00                          42        3.81           3.80          3.77
       43        4.16           4.14          4.04                          43        3.86           3.85          3.81
       44        4.23           4.20          4.09                          44        3.91           3.89          3.85
       45        4.29           4.26          4.14                          45        3.96           3.94          3.89
       46        4.36           4.32          4.19                          46        4.01           3.99          3.94
       47        4.44           4.39          4.24                          47        4.06           4.05          3.98
       48        4.51           4.46          4.29                          48        4.12           4.10          4.03
       49        4.59           4.53          4.35                          49        4.18           4.16          4.08
       50        4.67           4.60          4.40                          50        4.25           4.23          4.13
       51        4.76           4.68          4.46                          51        4.32           4.29          4.19
       52        4.85           4.76          4.51                          52        4.39           4.36          4.24
       53        4.95           4.85          4.57                          53        4.47           4.43          4.30
       54        5.05           4.93          4.63                          54        4.55           4.51          4.36
       55        5.15           5.03          4.69                          55        4.64           4.59          4.43
       56        5.26           5.12          4.75                          56        4.73           4.67          4.49
       57        5.38           5.22          4.81                          57        4.82           4.76          4.55
       58        5.50           5.33          4.87                          58        4.93           4.85          4.62
       59        5.63           5.44          4.93                          59        5.03           4.95          4.69
       60        5.77           5.55          4.99                          60        5.15           5.05          4.76
       61        5.91           5.67          5.05                          61        5.27           5.16          4.83
       62        6.07           5.80          5.11                          62        5.39           5.27          4.90
       63        6.23           5.93          5.17                          63        5.53           5.39          4.97
       64        6.41           6.06          5.23                          64        5.67           5.52          5.04
       65        6.60           6.21          5.28                          65        5.83           5.66          5.11
       66        6.81           6.36          5.34                          66        6.00           5.80          5.18
       67        7.03           6.51          5.38                          67        6.19           5.95          5.24
       68        7.26           6.67          5.43                          68        6.39           6.12          5.30
       69        7.51           6.84          5.47                          69        6.61           6.29          5.36
       70        7.79           7.01          5.51                          70        6.85           6.46          5.41
       71        8.08           7.19          5.54                          71        7.11           6.65          5.46
       72        8.40           7.36          5.57                          72        7.39           6.85          5.50
       73        8.74           7.54          5.60                          73        7.70           7.05          5.54
       74        9.10           7.73          5.62                          74        8.03           7.25          5.57
       75        9.50           7.91          5.64                          75        8.40           7.46          5.59

                             AMENDATORY ENDORSEMENT

             Attached to and made a part of this Contract issued by

                 NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                    ONE NATIONWIDE PLAZA COLUMBUS, OHIO 43216
                                  PO BOX 16609
                            COLUMBUS, OHIO 43216-6609


This Endorsement restates and clarifies provisions of the Contract to which it is attached. Notwithstanding any provisions of the Contract to the contrary, the following provisions shall apply:

1. THE FOLLOWING IS HEREBY ADDED TO THE DEFINITION OF ANNUITANT:

"The Annuitant must be age [80] or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of a greater age."

2. THE FOLLOWING IS HEREBY ADDED TO THE DEFINITION OF CONTRACT OWNER:

"The Contract Owner must be age [80] or younger at the time of Contract issuance unless the Company has approved a request for a Contract Owner of a greater age."

3. THE SECOND SENTENCE OF THE INITIAL PURCHASE PAYMENT SECTION IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

"The Initial Purchase Payment may not be less than [$2,000] for Non-Qualified Contracts."

4. THE FIRST PARAGRAPH OF THE SURRENDERS WITHOUT CHARGE SECTION IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

"Once each year, starting with the first Purchase Payment Year, the Contract Owner may surrender without a Contingent Deferred Sales Charge, an amount equal to [10%] of the Purchase Payments at the time of surrender. This free withdrawal privilege is cumulative; that is, free amounts not taken during any given contract year can be taken as free amounts in subsequent years."

5. THE SECOND PARAGRAPH DESCRIBING THE AMOUNT OR THE VALUE OF THE DEATH BENEFIT UNDER THE GENERAL DEATH BENEFIT PROVISIONS IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

"If the Annuitant dies prior to his [86] th birthday, the amount of the Death Benefit will be the greater of 1. the Contract Value, 2. the total of all purchase payments made to the contract, less an adjustment for amounts surrendered, or 3. the Contract Value as of the most recent five year Contract Anniversary, less an adjustment for amounts surrendered since that five year anniversary. The amount of the Death Benefit will be limited to the Contract Value if the Annuity Commencement Date is deferred beyond age [85] of the Annuitant and the Annuitant dies after attaining such age."

Any adjustment for amounts surrendered will reduce 2 and 3 in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender.

Except for the above mentioned amendments nothing else is changed in the Contract.


/s/ DENNIS W. CLICK                      /s/ JOSEPH J. GASPER
------------------------                -------------------------
    Dennis W. Click                          Joseph J. Gasper
       Secretary                                 President